SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDED FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends the Form N-8A previously filed with the Securities and Exchange Commission on October 25, 2000 to reflect a change in its name. In connection with such amended notification of registration, Working Equity Funds submits the following information:


Name:                        Working Equity Funds (formerly vanteq Funds, Inc.)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                                 300 First Stamford Place, 5th Floor
                                 Stamford, CT  06928

Telephone Number (including area code):

                                (203) 203-356-1203


Name and Address of Agent for Service of Process:

                              Investors Bank & Trust Company
                              200 Clarendon Street
                              LEG13
                              Boston, MA  02116



The Registrant previously filed a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of the initial Form N-8A on October 25, 2000:

             YES  [X]           NO  [   ]


                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this amended notification of registration to be duly signed on its behalf on the 11th day of December, 2000.


ATTEST:                                     WORKING EQUITY FUNDS (FORMERLY
                                            VANTEQ FUNDS, INC.)


By: /s/ Jill Grossberg                      By: /s/ Graham Bolton
    ------------------                          -----------------
    Jill Grossberg                              Graham Bolton
                                                Chief Operating Officer